Filed Pursuant to Rule 424(b)(5)
File No. 333-133956
PROSPECTUS SUPPLEMENT
(To the Prospectus dated August 10, 2006)
$1,250,000,000
TÜRKİYE CUMHURİYETİ
(The Republic of Turkey)
7.375% Notes due February 5, 2025

     The Republic of Turkey (the “Republic” or “Turkey”) is offering $1,250,000,000 principal amount of its 7.375% Notes due February 5, 2025. The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on February 5 and August 5 of each year, beginning on February 5, 2007.
     This prospectus supplement and accompanying prospectus dated August 10, 2006, constitute a prospectus for the purposes of Directive 2003/71/EC (the “Prospectus Directive”).
     Application is being made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the"CSSF”), as competent authority under the Prospectus Directive, to approve this prospectus supplement and the accompanying prospectus dated August 10, 2006 as a prospectus for the purposes of the Prospectus Directive. Application has been made to list and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.
     As of their issuance, the notes will be fully fungible with, rank equally, and form a single issue and series with our $2,000,000,000 7.375% Notes due February 5, 2025, which were issued on January 24, 2005. The total principal amount of the previously issued notes and the notes now being issued will be $3,250,000,000.
     See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.
     The notes will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic. Under these provisions, which are described in the sections entitled “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” beginning on page S-14 of this prospectus supplement and “Collective Action Securities” beginning on page 13 of the accompanying prospectus, the Republic may amend the payment provisions of the notes and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes.

	Per Note	Total
Public offering price(1)	99.75%	$1,246,875,000
Underwriting discount	.10%	$1,250,000
Proceeds, before expenses, to the Republic of Turkey(1)	99.65%	$1,245,625,000

(1) Plus accrued and unpaid interest, from and including August 5, 2006 to but excluding the delivery date, in the amount of $22,022,569.44. Purchasers of the notes will be entitled to receive the semi-annual regular interest payment on February 5, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about November 1, 2006 (the "Issue Date"), through the book-entry facilities of The Depository Trust Company or DTC, against payment in same-day funds.

Joint Book Running Managers

JPMorgan	Merrill Lynch & Co.
The date of this prospectus supplement is October 19, 2006.

     The Republic accepts responsibility for the information contained within this document. The Republic declares that having taken all reasonable care to ensure that such is the case, the information contained in this document is, to the best of its knowledge, in accordance with the facts and makes no omission likely to affect its import.
     Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.
     We are offering to sell the notes only in places where offers and sales are permitted.
     You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

     We are a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against us. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.
     References to “TL” in this prospectus supplement are to the Turkish Lira, the Republic’s official currency prior to January 1, 2005. References to “YTL” in this prospectus supplement are to the New Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2005. References to “US$”, “$”, “U.S. dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America.
     Translations of amounts from New Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the New Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or New Turkish Lira, as the case may be, at any particular rate or at all.

SUMMARY
This summary should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Turkey.

The Republic of Turkey is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Turkey’s population, as of June 2005, was estimated to be 72.0 million.

The Republic of Turkey was founded in 1923 and currently has a parliamentary form of government. It has recently undertaken many reforms to strengthen its democracy and economy, enabling it to begin accession negotiations with the European Union.

Securities Offered	$1,250,000,000 principal amount of 7.375% Notes due February 5, 2025.

Maturity Date	February 5, 2025.

Issue Price	99.75% of the principal amount of the notes plus accrued and unpaid interest from and including August 5, 2006 to but excluding the delivery date.

Interest Payment Dates	February 5 and August 5 of each year, commencing February 5, 2007.

Status and Ranking	The notes will be fully fungible with, rank equally with, and form a single issue and series with, our $2,000,000,000 7.375% Notes due 2025, which were issued on January 24, 2005. Following the issuance of notes pursuant to this prospectus supplement, the aggregate principal amount of the 7.375% Notes due 2025 will be $3,250,000,000.

Upon issuance, the notes will be our direct unconditional and general obligations and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing	Application is being made to list and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge	Clause (9) of the definition of Permitted Lien set forth on pages six and seven of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on January 24, 2005, provided that such Liens remain confined to the assets affected thereby on January 24, 2005, and secure only those obligations so secured on January 24, 2005.

Form	The notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the notes will be shown on, and transfer thereof will be effected only through, records maintained by The Depository Trust Company (“DTC”) and its participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. Investors may elect to hold interests in the notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking Luxembourg, sociéte anonyme (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See “Description of the Notes — Payments of Principal and Interest” and “Global Clearance and Settlement — Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Debt Securities — Default” and “— Acceleration of Maturity” in the accompanying prospectus.

Collective Action Securities	The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of December 15, 1998, between the Republic and JPMorgan Chase Bank, N.A., as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (collectively, the “fiscal agency agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, we may amend certain key terms of the notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding notes. Additionally, if an event of default has occurred and is continuing, the notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding notes. These provisions are described in the sections entitled “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	We will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses and exclusive of accrued but unpaid interest) is $1,245,625,000.

Risk Factors	Risks associated with the notes generally include: 1) the trading market for debt securities may be volatile and may be adversely impacted by many events; 2) there could be no active trading market for the notes; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the terms of the notes may be modified, waived or substituted without the consent of all of the holders; 6) Turkey is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 7) there can be no assurance that the laws of the State of New York in effect as at the date of this prospectus supplement will not be modified; 8) there may be certain legal restraints in relation to investment in the notes with regard to your particular circumstances.

Risks associated with the Republic generally include: 1) there can be no assurance that Turkey’s credit rating will not change; 2) changes in the Republic’s domestic and international political and economic environment may have a negative effect on its financial condition; 3) the risks arising from the relatively short maturity structure of domestic borrowing and the potential deterioration in financing conditions as a result of market, economic and political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic; 4) there are potential inflation risks; 5) there are risks associated with the foreign exchange rate of the Republic’s currency; and 6) there are risks associated with the potential delay in the Republic’s accession to the European Union which may have a negative impact on the Republic’s economic performance and credit ratings.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the fiscal agency agreement.

Taxation	For a discussion of United States, Turkish and Luxembourg tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the foreign, U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

RISK FACTORS
     You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions defined elsewhere in this prospectus supplement and the accompanying prospectus have the same meanings in this section. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:
1. RISKS RELATING TO THE NOTES
Risks related to the notes generally.
     Set out below is a brief description of certain risks relating to the notes generally.
The trading market for debt securities may be volatile and may be adversely impacted by many events.
     The market for the notes issued by the Republic is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in Turkey, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes or that economic and market conditions will not have any other adverse effect.
There could be no active trading market for the notes.
     There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application has been made to list and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.
The notes may not be a suitable investment for all investors.
     You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:
(i)	have sufficient knowledge and experience to make a meaningful evaluation of the notes and the merits and risks of investing in the notes;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv)	understand thoroughly the terms of the notes and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.
The notes are unsecured.
     The notes constitute unsecured obligations of the Republic.
The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.
     The notes contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. See “Description of the Notes “— Default; Acceleration of Maturity” and “ — Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.
Turkey is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.
     The Republic is a sovereign state. Consequently, your ability to sue the Republic may be limited. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.
     The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.
There can be no assurance that the laws of the State of New York in effect as at the date of this prospectus will not be modified.
     The conditions of the notes are based on the laws of the State of New York in effect as at the date of this prospectus supplement. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.
Legal investment considerations may restrict certain investments.
     The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the notes are legal investments for you, (2) the notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of notes under any applicable risk-based capital or similar rules.
2. RISKS RELATING TO THE REPUBLIC
There can be no assurance that Turkey’s credit rating will not change.
     Long-term debt of the Republic is currently rated BB- (Stable Outlook) by Standard and Poor’s and Ba3 (Stable Outlook) by Moody’s. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes. The current ratings are sub-investment grade. They indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes.
Political and Economic Environment.
     The Republic has from time to time experienced volatile political, economic and social conditions and two financial crises in 1994 and 2001. It is possible that these may recur and, if they are sufficiently severe, affect the Republic’s financial condition. Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979 and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.
     Turkey has been a parliamentary democracy since 1923. In the 81 years since its formation, Turkey has had 59 governments and political disagreements have frequently resulted in early elections. In Turkey’s most recent national elections, held in November 2002, the Justice and Development Party won a large majority in the Assembly. Recep Tayyip Erdogan has served as Prime Minister since March 2003.
     Any negative changes in political environment, may affect the stability of the Turkish economy. In addition, the failure of the Turkish Government to implement its proposed economic and financial policies, or the failure of the IMF to complete periodic reviews of the reform program supported by the new 2005-2008 Stand-By Arrangement with the IMF, may also adversely affect the Turkish economy.
     Under its constitution, Turkey's next parliamentary elections must be held no later than November 2007. On October 12, 2006, the Assembly approved a new law (Law No. 5550) which sets the next general election date as November 4, 2007.
International Considerations.
     As a result of economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on Turkish securities is uncertain.
     The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. Political uncertainty within Turkey and in certain neighboring countries, such as Iran, Iraq, Georgia, Armenia and Syria, has historically been one of the potential risks associated with investment in Turkish securities. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001. The period since the commencement of military action of the United States and its allies in Iraq in March 2003 has been characterized by frequent guerrilla attacks in Iraq and increased risk of terrorist acts both against the United States and its allies. As an ally of the United States and a close neighbor of Iraq, Turkey has become a potential target for terrorist attacks.
     In recent years, Turkey has experienced a number of terrorist incidents, including four bombings in November 2003 and a bombing in March 2004 in Istanbul. In addition, during 2006 Turkey has experienced a series of bombings, including the August 2006 bombings in Istanbul, Antalya and Marmaris. If additional attacks occur in the future, Turkey’s capital markets, levels of tourism in Turkey and foreign investment in Turkey, among other things, may suffer.
     Furthermore, the recent military conflict between Israel and Hezbollah, an organization categorized by the United States government as a terrorist organization, in neighboring Lebanon has already destabilized the region and could worsen. The conflict is likely to have a negative impact on tourism in the region, including in the Republic.
Refinancing Risk.
     The Republic has sizeable amounts of domestic and international debt. Public sector gross domestic debt stock was approximately YTL257.5 million and public sector gross external debt stock was approximately YTL90.8 million as of the end of 2005. Given the relatively short maturity structure of domestic borrowing, any deterioration in financing conditions as a result of market, economic and political factors, which may be outside the Republic’s control, may jeopardize the debt dynamics of the Republic.

Inflation Risk.
     In the past, The Republic experienced substantial inflationary pressures and inflation was one of the most serious problems faced by the Turkish economy during the last decade. As a result of the financial crises in November 2000 and February 2001, at the end of 2001, the Wholesale Price Index (“WPI”) increased to 88.6% from 32.7% at the end of 2000 and the Consumer Price Index (“CPI”) increased to 68.5% from 39.0% at the end of 2000. Since 2001, due to the Government policies intended to combat these high levels of inflation, which were supported by the 2002-2004 Stand-By Arrangement with the IMF, inflation in The Republic decreased substantially. WPI decreased to 13.8% at the end of 2004. CPI decreased to 9.3% at the end of 2004 and 7.7% at the end of 2005. In January 2005, the State Institute of Statistics introduced the Producer Price Index (“PPI”) to replace WPI. The Republic’s PPI and CPI for the December 2005 - September 2006 period was 11.54% and 6.65%, respectively. Although the rate of inflation has decreased substantially in recent years, there can be no assurance that inflation will not increase in the near future. In particular, recent increases in energy costs could slow the decrease in inflation or cause an increase in inflation.
Exchange Rate Risk and Exchange Rate.
     The depreciation of the New Turkish Lira against the U.S. dollar or other major currencies might adversely affect the financial condition of the Republic. Any significant depreciation of the New Turkish Lira against the U.S. dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the New Turkish Lira, including the amounts due under the notes. As a result of the financial crises in November 2000 and February 2001, the Turkish Lira depreciated from TL675,004 per U.S. dollar at December 31, 2000 to TL1,446,510 per U.S. dollar at December 31, 2001 and then further depreciated to TL1,642,384 per U.S. dollar at December 31, 2002. As the Turkish Government began implementing economic and financial reforms supported by the stand-by arrangement with the IMF, the value of the Turkish Lira increased to TL1,393,278 per U.S. dollar at December 31, 2003. The Turkish Lira further appreciated to TL1,348,600 per U.S. dollar at December 31, 2004 and was YTL 1.34950 per U.S. dollar at December 31, 2005. Although the value of the Turkish Lira against the U.S. dollar has increased significantly since the end of 2002, there can be no assurance that this trend will not reverse.
Accession to the European Union.
     The Republic commenced negotiations on its accession to the European Union (the “EU”) on October 3, 2005 and expects to join the EU at some point in the future. However, the Republic’s accession depends on a number of economic and political factors relating to both Turkey and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed. More information is provided in the section entitled “Recent Developments” under the heading “International Relations” and potential delays in Turkey’s accession to the EU may have a negative effect on Turkey’s economic performance and credit ratings.
Statistics.
     A range of ministries, along with the State Planning Organization, the Central Bank of Turkey and the State Institute of Statistics, produce statistics on Turkey and its economy. Turkey subscribes to the IMF’s Special Data Dissemination Standards. Statistical data appearing in this prospectus supplement has, unless otherwise stated, been obtained from public sources and documents. Similar statistics may be obtainable from other sources, but the underlying assumptions, methodology and consequently the resulting data may vary from source to source. Unless indicated, the information and figures presented in this prospectus supplement have not been restated to reflect the effects of inflation. You should be aware that distortions caused by inflation may be present in such figures and information. As a result period-to-period comparisons may not be meaningful.

RECENT DEVELOPMENTS
GENERAL
      On October 9, 2006 an IMF mission arrived in The Republic and started the program review discussions under a stand-by arrangement for 2005-2008 (the “2005-2008 Stand-By-Arrangement”), which was implemented to support The Republic’s economic and financial program through May 2008. The 2005-2008 Stand-By-Arrangement provides for international lending in the amount of SDR(1) 6.66 billion (approximately $10 billion as of May 11, 2005).
      On January 23, 2006 Standard & Poor’s outlook for its BB- rating for The Republic was revised from stable to positive. On June 27, 2006, Standard and Poor’s revised The Republic’s outlook for its BB- rating from positive to stable. Moody’s outlook for its B1 rating for The Republic was upgraded from negative to stable on October 21, 2003 and from stable to positive on February 11, 2005. On December 14, 2005, Moody’s again upgraded The Republic’s rating from B1 (positive outlook) to Ba3 (stable outlook).
      On January 31, 2004, the Law on the Currency Unit of The Republic (Law No. 5083) was published in the Official Gazette (No.25363). In accordance with Law No. 5083 (No. 25363), a new currency, known as New Turkish Lira or YTL, was introduced on January 1, 2005. The conversion rate of the Turkish Lira to the New Turkish Lira is: TL1,000,000 = YTL1. The subunit of the New Turkish Lira is Yeni Kurus or Ykr; 1 New Turkish Lira is equal to 100 Kurus. Turkish Lira and New Turkish Lira banknotes and coins have been in physical circulation since January 2005. However, on January 1, 2006, the old Turkish Lira banknotes were withdrawn from circulation. The Central Bank will convert old Turkish Lira to New Turkish Lira for a period of ten years. The Council of Ministers will determine a future date when the word “new” will be eliminated from the name “New Turkish Lira” and the currency of The Republic will again be called Turkish Lira. The Central Bank has been implementing a floating exchange rate regime since February 2001. Please see “Key Economic Indicators,” below, for recent exchange rates.
      A new Municipalities Law (Law No. 5393) was approved by the Assembly on July 3, 2005, and the law was published in the Official Gazette on July 13, 2005 (No. 25874). The Municipalities Law is intended to reorganize the structure, duties and responsibilities of municipalities.
      On September 26, 2004, the Assembly passed the new Turkish Penal Code which is intended to bring the Turkish penal code in line with EU standards. On October 12, 2004, the new Penal Code (Law No. 5237) was published in the Official Gazette, and, on December 17, 2004, the new Code of Penal Procedure (Law No. 5271) was published in the Official Gazette. The new Penal Code has been in effect since June 1, 2005. On June 29, 2005, the Turkish Penal Code was amended by the Assembly with the Law No. 5377. Such amendment has been published in the Official Gazette dated July 8, 2005 (No. 25869).
      On December 1, 2004, The Republic announced its Pre-Accession Economic Program for the 2005- 2007 period. The goals of the program are, among other things, to sustain The Republic’s current growth performance, maintain The Republic’s single digit inflation and further reduce interest rates, further decrease the ratio of net public debt to Gross National Product (“GNP”) and bring the budget into balance by the end of the program.
      On December 29, 2004, a Government decree regarding the reduction of value added taxes (“VAT”) was published in the Official Gazette (No. 25685). In accordance with the decree, the VAT collected from food, education and health products was reduced to 8% from 18% beginning on January 1, 2005. Furthermore, on March 8, 2006, another Government decree regarding the reduction of the VAT collected from textile products to 8% from 18% was published in the Official Gazette (No. 26102), which became effective on March 9, 2006.
      On December 30, 2004, the Assembly passed a new law (Law No. 5281) regarding the reduction of income taxes and the simplification of taxation practices on financial instruments. In accordance with Law No. 5281, the upper limit of income taxes was reduced by 5% to 40% beginning in 2005, the tax exemption on financial instruments was eliminated and a new tax on financial market instruments was introduced. On December 31, 2004, Law No. 5281 was published in the official Gazette. However, on June 22, 2006, the Government announced its intention to introduce a new tax exemption on financial instruments for non-resident investors. The new law (Law No. 5527) was approved by the Assembly on June 27, 2006 and published in the

[1]	The Special Drawing Right, or SDR, serves as the unit of account of the IMF. The value of the SDR in terms of U.S. dollars was SDR 1 = $1.47088 on October 19, 2006.

Official Gazette on July 7, 2006 (No. 26221). With the Law No. 5527, the withholding tax on earnings derived from financial instruments by non-residents will be reduced to zero and non-residents will not be responsible for any declaration. The withholding tax for domestic investors will be reduced to 10% from 15% for earnings derived from domestic government debt securities, and private sector debt securities and for capital gains derived from the purchase and sale of equities. There is no change on the 15% withholding tax implementation on deposits and repurchase transactions. However, on August 2, 2006, it was announced that Republican People’s Party (‘CHP’) applied to the Constitutional Court for the cancellation of Law No. 5527. On March 30, 2006, the Assembly passed another law (Law No. 5479) regarding the reduction of income taxes and the simplification of income taxation practices. With Law No. 5479, the upper limit of income taxes was reduced by 5% to 35%, the number of income tax brackets was reduced to 4 from 5 and the tax exemptions of various investments were eliminated. Law No. 5479 was published in the Official Gazette on April 8, 2006 (No. 26133), and the income tax reductions and the elimination of the tax exemptions were effective as of January 1, 2006. On June 13, 2006, the Assembly approved the new Corporate Tax Law (Law No. 5520). In accordance with the Law No. 5520, the corporate income tax rate was reduced to 20% from 30% effective from January 1, 2006. Law No. 5520 was published in the Official Gazette on June 21, 2006 (No. 26205).
      Until 2005, CPI and WPI had been calculated based on the relative increase or decrease in prices since 1997. In January 2005, the State Institute of Statistics introduced PPI to replace WPI, revised the components of CPI and changed the base year to 2003. While WPI had provided a public/private sector breakdown, PPI is to be calculated for overall sectors, without a breakdown for public/private sector. In addition, new indicators for core inflation, which was previously defined as inflation in the private manufacturing industry, were introduced by the State Institute of Statistics. The new indicators are variations of CPI that exclude certain components (such as CPI excluding seasonal products, CPI excluding raw food products and CPI excluding energy).
      On April 18, 2006, Durmus Yilmaz became the new governor of The Republic’s Central Bank. Mr. Yilmaz was educated at the City University of London and has been with the Central Bank since 1980. He was appointed after the President of The Republic vetoed the Turkish Government’s first choice, Adnan Buyukdeniz, the chief executive of AlBaraka Turk, an interest-free financial institution.
      On May 5, 2005 the Assembly adopted Law No. 5345 establishing the Revenue Administration under the Ministry of Finance as a semi-autonomous entity, structured along functional lines and with the local tax offices directly under its control. Responsibility for tax policy is retained by the Ministry of Finance, allowing the Revenue Administration to focus on tax administration. On May 16, 2005, Law No. 5345 was published in the Official Gazette (No. 25817).
      On June 1, 2005, the Law Regarding Amendments to the Execution and Bankruptcy Act (Law No. 5358) was published in the Official Gazette (No. 25832).
      The Assembly approved the Social Security Institutions Law (Law No. 5487) on April 13, 2006. The Social Security Institutions Law establishes, organizes and defines the duties of a new Social Security Institution that replaces the former system that split duties among three separate institutions. President Sezer partially vetoed Law No. 5487 and it was sent back to the Assembly for revision. On May 4, 2006, the Social Security Institutions Law was revised and approved by a parliamentary commission and sent to the Assembly for discussion. On May 16, 2006, the Assembly approved the revised Social Security Institution Law (Law No. 5502) and sent it back to President Sezer for approval. On May 20, 2006, Law No. 5502 was published in the Official Gazette (No. 26173).
      The Assembly approved The Social Insurance and General Health Insurance Law (Law No. 5489) on April 19, 2006. The Social Insurance and General Health Insurance Law is a pension reform law that brings gradual parametric changes to the pension system and also introduces universal health insurance. On May 10, 2006, President Sezer vetoed Law No. 5489. The Assembly approved the new Social Insurance and General Health Insurance Law (Law No. 5510) on May 31, 2006. Law No. 5510 was approved by President Sezer and the law was published in the Official Gazette on June 16, 2006 (No. 26200). However, President Sezer announced that he will apply to the Constitutional Court for the cancellation of some of the articles of Law No. 5510.
      Since the European Council in December 2004 and the start of the accession negotiations in October 2005 The Republic has realized further reforms and continued harmonization efforts in the fields of gender equality, public administration and the enforcement of human rights. To this end, the 9th reform package was introduced on April 12, 2006. The draft legislation and international conventions included in the package will enable significant progress in the fields of transparency, ethics and civil-military relations. Within this framework, the UN Convention on the Fight Against Corruption as well as the Protocol No. 14 to the Convention for the Protection of Human Rights and Fundamental Freedoms, and the Law Amending the Law on the Establishment and Legal Procedures of Military Courts have already been adopted. The 9th reform package also contains some new administrative measures in an aim to further advance the reform process. On September 19, 2006, the Parliament reconvened to discuss the remaining measures of the 9th reform package.
      The Law on Establishment of Investment Support and Promotion Agency of The Republic (Law No. 5523) was published in the Official Gazette on July 4, 2006 (No. 26218). Under the office of the Prime Minister, the Agency will have administrative and financial autonomy to sustain operational flexibility and provide information and guidance for investors throughout every step of the investment process. The law on establishment of development agencies regulating the formation of the Investment Support Offices which will assist investors in obtaining necessary permissions and provide coordination in legal procedures, has entered into force in February 2006.
      The Draft Law regarding the Housing Finance System (the “Draft Housing Finance Law”) prepared by the Capital Markets Board of The Republic is under consideration. The Draft Housing Finance Law aims to improve infrastructure in order to promote primary mortgage and housing finance market and establish a secondary mortgage market to provide alternative funding mechanisms to the primary lenders. By the Draft Housing Finance Law, Execution and Bankruptcy Act (Law No. 2004), Capital Markets Law (Law No. 2499), Consumer Protection Law (Law No. 4077), Law on Public Finance and Debt Management (Law No. 4749) and various tax laws are expected to be amended.
      At the end of December 2005, a bird flu outbreak began in eastern The Republic and rapidly spread westward, affecting more than one-third of The Republic’s 81 provinces. As of October 19, 2006, at least 21 people have tested positive for the deadly H5N1 strain of the bird flu virus (12 of which have been confirmed by the World Health Organization), including 4 children who have died from the disease.
      The Government has taken necessary actions, including the culling of poultry kept at small farms and by villagers, in an attempt to contain the outbreak and prevent the spread of the bird flu virus from suspected areas. The culling has not been extended to commercial poultry farms since there have been no cases of bird flu among poultry at such farms. The Government has launched an educational campaign urging people to avoid contact with domestic or wild birds and established a Bird Flu Coordination Centre, co-headed by the undersecretaries of the health and agriculture ministries, as part of The Republic’s efforts to deal with the outbreak. The Republic expects that these efforts will help reduce the number of new human cases of bird flu.
      While The Republic’s agriculture and tourism industries are likely to be negatively affected by the bird flu outbreak, the magnitude of this impact on these industries or on the Turkish economy in general is difficult to determine at this stage.
      So far as the Republic is aware, the bird flu virus in The Republic has to date been transmitted only from affected birds to humans and there have been no cases of human-to-human transmission of the disease. If the H5N1 strain of the bird flu virus subsequently develops the ability to be transmitted from human to human, the negative impact of any outbreak of such type of bird flu in The Republic on its economy and population could well be much more severe.
      On January 20, 2006, the Government unveiled a financial aid package for the companies operating in the poultry sector which includes compensation for the culled poultry, postponement of tax and social security payments for a six-month period without interest charges and postponement of debt payments by the companies to Ziraat Bankasi and to agricultural cooperatives for one year. The total cost of this financial aid package is estimated to be approximately YTL53.2 million.
POLITICAL CONDITIONS
      The following table sets forth the composition of the Assembly by total number of seats as of October 19, 2006:

Political Party	Number of Seats
Justice and Development Party (AKP)	355

Political Party	Number of Seats
Republican People’s Party (CHP)	154
Motherland Party (ANAP)	21
Social Democrat People’s Party (SHP)	1
True Path Party (DYP)	4
People’s Ascent Party (HYP)	1
Young Party (GP)	1
Independents (no party affiliation)	8
      On October 12, 2006, The Assembly approved a new law (Law No. 5550) which sets the next general election date as November 4, 2007.
KEY ECONOMIC INDICATORS
•	GNP grew by an estimated 7.5%, 4.7%, 8.0% and 10.2% in the first, second, third and fourth quarters of 2005, respectively, compared to the corresponding periods in 2004. In 2005, GNP totaled YTL486,4 billion, which represents a real increase of 7.6% as compared to 2004. In the first quarter of 2006, GNP grew by an estimated 6.4%, compared to the same period of 2005 and in the second quarter of 2006, GNP grew by an estimated 8.5%, compared to the same period of 2005. The GNP grew by an estimated 7.5% in the first half of 2006, compared to the same period in 2005.

•	For the month of September 2006, CPI increased by 1.29% and PPI decreased by 0.23%.

•	The Republic’s PPI and CPI for the December 2005 — September 2006 period was 11.54% and 6.65%, respectively. The official CPI year-end target for 2006 is 5%. Uncertainty about oil prices is one of the leading risks to attainability of the inflation target in 2006. In the first six months of the year, oil prices continued to rise and have reached quite high levels. The negative impact of oil prices on annual inflation became one of the factors that caused inflation to increase in the first quarter of 2006. The unfavorable impact of the rise in oil prices has been a relative price change and has thus far not led to a change in price setting behavior in sectors that do not use petroleum products as a direct input. In other words, the secondary effects have thus far remained limited. The Central Bank would expect to respond with adjustments in monetary policy if the secondary effects become more evident.

•	On October 18, 2006, the Central Bank foreign exchange buying rate for U.S. dollars was YTL1.4701 per U.S. dollar, compared to an exchange buying rate of YTL1.3560 per U.S. dollar on October 18, 2005.

•	On October 2, 2006, the Government offered an interest rate of 19.69% for 91-day Treasury Bill, compared to an interest rate of 14.52% for 91-day Treasury Bill on October 17, 2005.

•	The industrial production index rose by 4.8% in August 2006, compared to a increase of 6.8% in August 2005. The industrial production index rose by approximately 3.5% in the first quarter of 2006 and rose by approximately 9.4% in the second quarter of 2006.

•	Beginning in January 2005, the State Institute of Statistics has published a household labor force figure each month based on the average of three months (i.e., the January 2006 figure covers the December 2005 — February 2006 period). The unemployment rate was 11.8% for January 2006, 11.9% for February 2006, 10.9% for March 2006, 9.9% for April 2006, 8.8% for May 2006 and 8.8% for June 2006. The total unemployment was estimated to be 2,799,000 in January 2006, 2,796,000 in February 2006, 2,611,000 in March 2006, 2,436,000 in April 2006, 2,215,000 in May 2006 and 2,245,000 in June 2006.

•	Negotiations between the Government and the public sector workers’ union regarding wage increases for public sector workers were completed on July 5, 2005. It was announced that the wages of public sector workers would be increased by 10% for the year 2006 and by 3% for each six-month period in 2007. On August 30, 2005, it was announced that the salaries of civil servants would be increased by 2.5% for each six-month period in 2006. On December 21, 2005, it was announced that the minimum wage would be increased by 8.65% in 2006. On September 25, 2006, it was announced that the salaries of low-income civil servants would be increased by 4% for each six-month period in 2007 and the salaries of the remaining civil servants would be increased by 3% for each six-month period in 2007. It was also announced that the salaries of the civil servants will be compensated for the difference between the actual inflation rate and the salary increase of year 2006 and 2007 respectively.
•	On December 5, 2005, the Central Bank announced its framework for inflation targeting and the monetary policy details for the year 2006. It announced that the inflation target would be a ‘point target’ based on CPI with a band of 2% in either direction. The point target rates are 5% for the year 2006 and 4% for the years 2007 and 2008, respectively. The Monetary Policy Committee (“MPC”) will meet during the third or fourth week of each month and the interest rate decision will be made publicly available the same day as the MPC meeting. The Central Bank also began publishing a quarterly inflation report in the last week of January 2006 and a monthly price developments report in the first week of July 2006.

•	In its regular meeting, held on October 19, 2006, the MPC decided to keep short-term interest rates (policy rates) unchanged at 17.50% at the CBRT Interbank Money Market and the Istanbul Stock Exchange Repo-Reverse Repo Market. As of October 19, 2006, CBRT overnight borrowing interest rate was 17.50%, and the CBRT overnight lending interest rate was 22.50%. In its previous meeting, held on September 26, 2006, MPC decided to keep policy interest rates unchanged at 17.50%.
TOURISM
•	From January to August 2006, net tourism revenues (according to the balance of payments presentation) decreased by approximately 1.4% to approximately $9,758 million from approximately $9,899 million during the same period in 2005.

•	From January to September 2006, the number of foreign visitors visiting The Republic decreased by approximately 5.5% to approximately 16,158,843 foreign visitors from approximately 17,102,091 foreign visitors during the same period in 2005. While the specific causes of the reduction in number of foreign visitors are not known, The Republic’s tourism sector may have been negatively affected by the bird flu outbreak, as well as conflicts in neighboring countries. However, the magnitude of these effects, if any, is difficult to determine and is expected to be transitory. The Republic does not believe that any conflicts with elements of the Kurdish population have had an effect on tourism.
FOREIGN TRADE AND BALANCE OF PAYMENTS
      Between January and August 2006, the trade deficit increased by approximately 29.4% to approximately $28.0 billion, as compared to approximately $21.6 billion in the same period of 2005. The reason behind the increase in the trade deficit between January and August 2006 was the 19.4% increase in total goods imported (to approximately $84.2 billion), as compared to approximately $70.5 billion during the same period of 2005. The increase in imports was primarily driven by the demand for capital goods (increased by approximately 11.0% over the same period of 2005), intermediate goods (increased by approximately 19.4% over 2005) and consumption goods (increased by approximately 25.8% over 2005). During the period of January-August 2006, the current account deficit increased by approximately 44.6% over the same period in 2005, from approximately $15.5 billion to approximately $22.4 billion.
      As of September 22, 2006, total gross international reserves were approximately $87.4 billion (compared to $75.1 billion as of December 30, 2005), commercial bank and participation bank reserves were approximately $28.9 billion (compared to $22.6 billion as of December 30, 2005) and gold reserves were approximately $2.3 billion (compared to $1.9 billion as of December 30, 2005). As of October 6, 2006, Central Bank reserves were approximately $56.6 billion, compared to approximately $50.5 billion as of December 30, 2005.
      As of October 17, 2006, the Central Bank held approximately YTL401 million in public sector deposits.
PUBLIC FINANCE AND BUDGET
•	From January to September 2006, the central government budget expenditures were approximately YTL129,423 million and central government budget revenues were approximately YTL128,039 million, compared to a central government budget expenditure of approximately YTL113,030 million and a consolidated budget revenue of YTL95,525 million during the same period in 2005.

•	From January to September 2006, the central government budget deficit was approximately YTL1,385 million, compared to a consolidated budget deficit of YTL8,193 million during the same period in 2005.

•	From January to September 2006, the central government budget primary surplus reached approximately YTL36,242 million, compared to a consolidated budget primary surplus of YTL27,042 million during the same period in 2005.

•	On October 17, 2005, the Council of Ministers submitted the draft of the first multi-annual budget for the 2006-2008 period to the Assembly. The draft budget includes 5% targets for the CPI and PPI rates and a 6.5% target for the primary surplus/GNP ratio for the public sector at the end of 2006. The Assembly passed the 2006 budget on December 27, 2005, and the Budget Law (Law No. 5437) was published in the Official Gazette on December 31, 2005 (No. 26040). On October 17, 2006, the Council of Ministers submitted the draft budget law for 2007-2009 period to the Assembly. The draft law includes YTL204.9 billion target for central government budget expenditures, YTL188.2 billion target for central government budget revenues and YTL36.2 billion target for central government budget primary surplus in 2007.

•	On January 6, 2006, The Republic announced its 2006 financing program. According to the 2006 financing program, The Republic expects to repay a total of approximately YTL168,400 million of debt in 2006, of which approximately YTL144,500 million constitutes domestic debt and approximately YTL23,800 million constitutes external debt service. The total borrowing target for The Republic in 2006 is approximately YTL128,100 million, of which approximately YTL111,400 million would consist of domestic borrowing and approximately YTL16,700 million would consist of external borrowing. Of the YTL16,700 million of external borrowing expected in 2006, YTL7,500 million is expected to be raised through bond issuances, YTL6,800 million from international financial institutions and YTL2,500 million through project financing. Other sources of funds in 2006 are expected to consist of primary surplus (which is targeted to yield YTL30,200 million on cash basis), privatization revenues (which is targeted to yield YTL7,000 million) and collections from guaranteed receivables (which is targeted to yield YTL3,100 million).
PRIVATIZATION
      The Government’s plans for privatization include, among others, Turk Telekom, Petkim (a petrochemicals company), Tupras (a petroleum refining company), Turkish Airlines, Tekel (tobacco unit), certain sugar factories, the Istanbul Stock Exchange, the Istanbul Gold Exchange and the National Lottery Organization, as well as the transfer of operational rights on certain highways, ports and Bosphorus bridges and the privatization of Halk Bank and Ziraat Bank and certain hotels and energy generation and distribution companies. Although the Government’s target for privatization revenues in 2003 was $4 billion, revenues from privatizations for the year 2003 were approximately $171.6 million. Cash transfers to the Treasury from the Privatization Administration (including transfers from privatized companies) were approximately YTL3,551 million in 2005 and approximately YTL8,490.1 million as of end September 2006.
      The advisor for the privatization of Turk Telecom was selected in August 2002. Two separate decrees for the privatization of Turk Telecom were approved by the Council of Ministers on May 9, 2003 and were submitted to President Sezer for his review. On November 13, 2003, the Council of Ministers passed a decree relating to the sale of Turk Telecom, which stated that a minimum of 51% of the shares of Turk Telecom will be offered as a block sale of shares, while the remaining shares could be privatized through various other privatization methods including a public offering. On June 16, 2004, the Assembly enacted a law permitting the sale of a majority of the shares of Turk Telecom to be sold to foreign investors. The formal tender process for the block sale of 55% of Turk Telecom commenced with the tender announcement on November 25, 2004. On July 1, 2005, Oger Telecoms Joint Venture Group submitted the highest bid for 55% of the shares of Turk Telecom in the amount of $6.55 billion. The results of the tender were approved by the Council of Ministers and were published in the Official Gazette on August 2, 2005 (No. 25804). The Turk Telecom privatization was completed when the share transfer agreement was signed on November 14, 2005.
      An announcement for the block sale of 65.76% of the public shares of Tupras was made on June 7, 2003. Final negotiations were held in January 2004. The tender was won by Efremov Kautschuk GmbH, which submitted the highest bid, for approximately $1.3 billion. On June 3, 2004, the Ankara Administrative Court cancelled the decision of the tender commission to privatize 65.76% of public shares in Tupras and, on

November 26, 2004, the Council of State approved the Ankara Administrative Court ruling. On March 4, 2005, the Privatization Administration completed the block sale of 14.76% of the shares of Tupras to foreign investors. However, on May 23, 2006, an Administrative Court suspended the block sale of 14.76% shares of Tupras on the Istanbul Stock Exchange. On April 29, 2005, the Privatization Administration announced a tender for the block sale of an additional 51% of Tupras shares. On September 12, 2005, it was announced that a consortium led by Turkish conglomerate Koç Holding made the highest bid, which totaled $4.14 billion. The Koç Holding bid was approved by the Privatization High Council on November 7, 2005 and the share transfer agreement was signed on January 26, 2006. However, on February 2, 2006, the Council of State suspended the sale of Tupras to Koç Holding, and on May 8, 2006, it was announced that the Council of State rejected the demand to cancel the sale of Tupras.
      The Privatization Administration announced the tender for the privatization of the tobacco unit of Tekel on December 13, 2004. The original bidding deadline for the tender was postponed from February 18, 2005 to March 4, 2005 and, subsequently, to April 8, 2005. On April 8, 2005, the privatization of the tobacco unit of Tekel was cancelled because no offer was received.
      On May 18, 2005, the Privatization Administration made a tender offer announcement for the sale of two of Tekel’s buildings (twin towers) in Ankara. The Union of Chambers and Commodity Exchanges in The Republic (TOBB) won the tender in July 2005 by submitting the highest bid in the amount of $100 million. The sale of Tekel’s twin towers was completed on January 31, 2006.
      The Privatization Administration announced a tender for the privatization of motor vehicles inspection stations on September 23, 2004. The highest bid in the amount of $613.5 million was submitted by AKFEN-Dogus-Tuvsud OGG. The bid was approved by the Privatization High Council, but the Council of State halted implementation of the Competition Board’s verdict on November 9, 2005.
      On May 24, 2005, the Privatization Administration announced the tender for the block sale of 46.12% of the shares of ERDEMIR (Eregli Demir ve Celik Fabrikalari A.S), The Republic’s biggest steel company. On October 4, 2005, it was announced that the tender was won by OYAK, a pension fund for the Turkish military, which submitted the highest bid in the amount of $2.77 billion. On November 24, 2005, the Competition Board approved the block sale of 46.12% of the shares of ERDEMIR to OYAK and the share transfer agreement was signed on February 27, 2006. On May 10, 2006, however, the Council of State suspended the Competition Board’s approval of the ERDEMIR privatization and on July 18, 2006, it was announced that Council of State suspended the implementation of the Privatization High Council’s decision on ERDEMIR privatization. On September 20, 2006, it was announced that the Competition Board reapproved the sale of ERDEMIR to OYAK.
      Between November 9 and 11, 2005, 25.18% of the shares of Turkiye Vakiflar Bankasi T.A.O. (“Vakifbank”) were sold (with the greenshoe option fully exercised) through an initial public offering, which raised YTL1.74 billion (approximately $1.27 billion). The publicly-held shares of Vakifbank began to trade on the Istanbul Stock Exchange on November 18, 2005.
      On February 2, 2006, the Privatization Administration held an auction for the block sale of 56.67% of the shares of insurance company Basak Sigorta and 41.00% of the shares of pension company Basak Emeklilik. The highest bid in the amount of $268 million was submitted by the French insurer Groupama. The Groupama bid was approved by the Privatization High Council on April 19, 2006. The Basak Sigorta / Emeklilik privatization was completed when the share transfer agreement was signed on May 16, 2006.
      On April 5, 2006, the Privatization Administration announced that the consortium of Goldman Sachs, CA-IB and Is Yatirim was selected as the consultant to the Halkbank privatization. On August 15, 2006, Privatization High Council’s (“PHC”) decision on Halkbank privatization was published in the Official Gazette. According to the PHC’s decision, the public shares of Halkbank will be privatized through “block sale” and the privatization process is envisaged to be finalized by May 25, 2008.
      On April 19, 2006, the Privatization Administration announced that the official process for the public offering of the 25% (a total of 28.75% shares, if the greenshoe option is fully exercised) state-owned shares of Turk Hava Yollari (“Turkish Airlines”) had been started. The subscription process of the public offering was finalized between May 16 and May 18, 2006. The public offering was finalized on May 24, 2006 and a total of approximately $207.8 million was raised with the sale of 28.75% of state owned shares of Turkish Airlines (with greenshoe option fully exercised). The new shares began trading on the Istanbul Stock Exchange on May 25,

2006. After the public offering in May 2006, the shares of Turkish Airlines held by the Privatization Administration fell to 49%.
      On August 31, 2006, Privatization Administration announced the tender for the block sale of 100% shares of the three electricity distribution companies, namely, Baskent Elektrik Dagitim A.S., Sakarya Elektrik Dagitim A.S. and Istanbul Anadolu Yakasi Elektrik Dagitim A.S., each operating in three different regions. The bidding deadline for the privatization was initially announced as December 15, 2006 but then postponed to January 19, 2007. Furthermore, the privatization processes of the remaining 17 electricity distribution regions are still continuing.
      Other significant privatizations completed in 2006 include the asset sales of TEKEL Kayacik ($42.2 million), Kaldirim ($40.7 million), Yavsan Salt Mines ($37.3 million), Buyuk Efes Hotel ($121.5 million), Buyuk Ankara Hotel ($36.8 million), Tarabya Hotel ($145.3 million), Emek Office Block ($55.5 million) and the sale of KBI-Murgul Enterprise together with the transfer of operational rights of a hydroelectric power plant ($37.6 million).
      Other significant privatizations at the approval or contract stage include the transfer of operational rights of the Mersin ($755 million) and Iskenderun ($80 million) ports.
      The significant institutions which are currently in the process of tender, sale or transfer are Bor Sugar Factory, Eregli Sugar Factory, Ilgin Sugar Factory and Kayseri Sugar Factory of Sumer Holding A.S. and Izmir Port owned by Republic of the The Republic State Railways (TCDD).
      Several privatizations that are currently in the approval stage are being challenged in Turkish courts. Such legal challenges can cause delays in the privatization process and may, on occasion, as in the case of the sale of 65.76% of the shares in Tupras to Efremov Kautschuk GmbH in 2003-2004, lead to the cancellation of the previous privatization decisions.
BANKING SYSTEM
      As of October 19, 2006, the Savings and Deposit Insurance Fund (“SDIF”), had taken over 22 private banks since 1997.
      In order to settle and reschedule the debts of Cukurova Group and to accelerate the sales process for Yapi Kredi Bank, three separate supplementary agreements were executed: one between Yapi Kredi Bank and the Cukurova Group dated July 20, 2004; one between SDIF and the Cukurova Group dated August 4, 2004; and one between the Banking Regulation and Supervision Agency (“BRSA”) and the Cukurova Group dated August 5, 2004. While the agreements signed by each of the SDIF and Yapi Kredi Bank with Cukurova Group consist of a repayment protocol concerning the restructuring of the debt, the agreement between BRSA and Cukurova Group aims to solve the ownership problem of the Yapi Kredi Bank and accelerate the sale process. Cukurova Group failed to pay the first required installment to Yapi Kredi under the supplementary agreement dated July 20, 2004. As a result, the supplementary agreement was annulled and the former agreement between the parties, dated December 31, 2002, was reinstituted. The agreements between Cukurova Group and each of the BRSA and SDIF, which were signed in August 2004, remain in effect. In January 2005, it was announced that Cukurova Group and Koç Finansal Hizmetleri A.S. (“KFH”) signed a protocol to begin talks regarding a potential sale of the shares of Yapi Kredi Bank. UniCredito Italiano S.p.A. acquired a 50% stake in KFH in 2002. On May 8, 2005, Cukurova Group and KFH entered into a definitive share purchase agreement for the purchase of 57.42% of the shares of Yapi Kredi Bank held by Cukurova Group and the SDIF. On August 11, 2005, it was announced that BRSA approved the transfer of Yapi Kredi Bank shares to KocBank and, on September 28, 2005, it was announced that KocBank completed the acquisition of 57.4% of shares of Yapi Kredi Bank. The remaining debt of the Cukurova Group to Yapi Kredi Bank is expected to be repaid over the next 10 years. On November 25, 2005, it was announced that Cukurova Group made an early repayment of approximately $947.2 million of its outstanding debt to SDIF.
      The SDIF is continuing its efforts to recover claims and sell off assets inherited from banks taken over by the SDIF. On September 28, 2006, it was announced that SDIF had agreed with Yasar Group (former owner of the Yasarbank) on early repayment of its outstanding debt to SDIF. According to the agreement, Yasar Group paid approximately $48.4 million and €71.9 million in cash to SDIF on September 28, 2006. As of October 19, 2006, the SDIF had already signed protocols with 14 former owners of failed banks (including Yasar Group) regarding the settlement of their debts to the SDIF. The SDIF has begun selling non-related party loans of failed banks through loan auctions and is also taking steps to dispose of its holdings of shares in companies and other assets taken over by the SDIF, including the media assets, the cement factories and a mobile-phone operator, Telsim, previously owned by the Uzan Group, the former owner of Imar Bank. The tender for Star TV was held on September 26, 2005 and the tender was won by Isil Televizyon Yayinciligi (owned by Dogan Yayin Holding) which submitted the highest bid of $306.5 million. The tenders for nine cement factories were held in October 2005 and the highest bids totaled $1.07 billion. On December 21, 2005, the Competition Board approved the sale of eight of the nine cement factories for approximately $945 million. The tender for the ninth plant (Gaziantep cement plant) was rejected due to competition concerns, though it was later announced that a new tender is planned for the Gaziantep cement plant. The tender for Gaziantep cement plant was held on April 11, 2006 and Limak Kurtalan Cimanto San. won the tender with the highest bid in the amount of $93.25 million. On May 4, 2006, the Competition Board approved the sale of Gaziantep cement plant. The tender for Telsim held on December 13, 2005 was won by Vodafone, which submitted the highest bid of $4.55 billion.
      Since December 2004, when The Republic received a date for the commencement of accession talks with the EU, foreign investor interest in the Turkish banking sector has strengthened. A number of foreign financial entities have bought or agreed to buy equity stakes in domestic banks, including (but not limited to): Fortis Bank (acquired 93.3% stake in Disbank), BNP Paribas (bought 50% stake of TEB Mali Yatirimlar A.S.), Dexia (bought 74.99% stake in Denizbank), General Electric Consumer Finance (bought 25.5% of shares of Garanti Bankasi), National Bank of Greece (agreed to buy 46% share of Finansbank), Citibank (agreed to buy 20% stake of Akbank) and Bank TuranAlem Group (agreed to buy 33.98% shares of Sekerbank).
DEBT
      The Central Government total domestic debt stock was approximately YTL251.9 billion as of August 2006, compared to YTL244.8 billion as of December 2005.
      In September 2006, the average maturity of Turkish internal public debt was 27.1 months, compared to 26.8 months in September 2005. The average annual interest rate on internal public debt in local currency (including discounted treasury bills/government bonds and fixed rate government bonds) on a compounded basis was 17.1% as of September 2006, compared to 17.0% in the same period in 2005.
      The total gross outstanding external debt of The Republic was approximately $186.0 billion at the end of the first quarter of 2006 and approximately $193.6 billion at the end of second quarter of 2006.
      Since December 31, 2004, The Republic has issued the following external debt:
•	$2 billion of global notes on January 24, 2005, which mature on February 5, 2025 and have a 7.375% interest rate.

•	EUR1 billion of Eurobonds on February 16, 2005, with a maturity of twelve years and a 5.5% interest rate.

•	$1.25 billion of global notes on June 7, 2005, which mature on June 5, 2020 and have a 7.00% interest rate.

•	EUR650 million of Eurobonds on July 6, 2005, with a maturity of seven years and a 4.75% interest rate.

•	$750 million of global notes on November 23, 2005, which mature on March 15, 2015 and have a 7.25% interest rate.

•	EUR350 million of Eurobonds on December 14, 2005, with a maturity of seven years and a 4.75% interest rate.

•	$1.5 billion of global notes on January 17, 2006, which mature on March 17, 2036 and have a 6.875% interest rate.

•	EUR750 million of Eurobonds on March 1, 2006, with a maturity of ten years and a 5.0% interest rate.

•	$500 million of global notes on July 19, 2006, which mature on January 15, 2014 and have a 9.50% interest rate.

•	$1.5 billion of global notes on September 26, 2006, which mature on September 26, 2016 and have a 7.00% interest rate.

•	EUR500 million of Eurobonds on October 19, 2006, with a maturity of eleven years and a 5.5% interest rate.
      The aggregate amount of scheduled repayment of principal and interest on the medium-term and long-term external debt of The Republic as of June 30, 2006 was $19.5 billion, $35.8 billion and $23.6 billion for the rest of 2006, 2007 and 2008, respectively.
      On September 14, 2006, The Republic announced that, in accordance with its invitation (the “Invitation”) to holders of 11.375% Notes due 2006, 10% Notes due 2007, 10.5% Notes due 2008, 9.875% Notes due 2008, 12% Notes due 2008, 12.375% Notes due 2009 and 11.75% Notes due 2010 (collectively, the “old notes”) to submit one or more offers to exchange or tender for purchase such old notes for 7% Notes due 2016 (the “2016 Notes”), on the terms and subject to the conditions set forth in the prospectus supplement dated September 6, 2006 to the prospectus dated August 10, 2006, it expected to issue $1,169,720,000 aggregate principal amount of 2016 Notes. In addition, The Republic announced that it expected to issue $330,280,000 aggregate principal amount of 2016 Notes for cash (the “Cash Offering” and together with the Invitation, the “Global Notes Offering”). After confirmation by the exchange agent that the above definitive amounts were the final amounts of 2016 Notes to be issued pursuant to the Invitation, The Republic issued $1,500,000,000 aggregate principal amount of 2016 Notes pursuant to the Global Note Offering. In addition, The Republic paid an aggregate amount of $29,033,206 in cash for accrued but unpaid interest (to but not including September 26, 2006, the settlement date) on the outstanding principal amount of old notes exchanged pursuant to the Invitation and an aggregate amount of $116,536 in cash as a result of rounding down to the nearest integral multiple of $1,000 of the aggregate principal amount of the 2016 Notes issuable to each holder of old notes exchanged pursuant to the Invitation.
INTERNATIONAL RELATIONS
      As a result of the war against Iraq, neighboring countries, including The Republic, have experienced and may continue to experience certain negative economic effects, such as decreases in revenues from trade and tourism, increases in oil expenditures, decreases in capital inflow, increases in interest rates and increases in military expenditures. The Republic continues to be affected by the consequences of conflicts in other countries in the Middle East, including Iraq, and has been the victim of isolated terrorist attacks.
      Furthermore, the relations between other countries in the Middle East and outside powers are often subject to tensions that could result in the economic and/or diplomatic sanctions being imposed on one or more of The Republic’s neighbors. It is also possible that such tensions could lead to military action. Any such sanctions or military action could have a negative impact on The Republic’s economy and political stability.
      The European Council’s Parliamentary Assembly removed The Republic from its human rights monitoring list on June 22, 2004. The ninth EU harmonization package was submitted to the Assembly on June 24, 2004. The Republic’s level of progress towards alignment with the Accession Partnership in the context of National Program has been welcomed by the EU. On October 6, 2004, the European Commission, the EU’s executive arm, published a progress report on The Republic’s eligibility to begin EU accession negotiations. The report concluded that The Republic had sufficiently fulfilled the Copenhagen political criteria and recommended that accession negotiations be opened, provided that certain conditions, including the enactment of key legislation, are satisfied.
      On December 17, 2004, the European Council announced that The Republic had sufficiently fulfilled the Copenhagen political criteria to open accession negotiations, provided that six specific pieces of legislation are implemented. Moreover, the European Council invited the European Commission to present to the European Council a proposal for a framework for accession negotiations with The Republic, with a view towards opening such accession negotiations on October 3, 2005. The first draft of the framework for the accession negotiations was released by the European Commission on June 29, 2005. On October 3, 2005, the European Council approved the framework for negotiations on The Republic’s accession to the EU enabling the negotiations to begin immediately. According to the negotiating framework, although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome of which cannot be guaranteed beforehand. The European Commission will undertake a formal process of examining the acquis, the detailed laws and rules adopted on the basis of the EU’s founding treaties, called ‘screening’ to assess the state of preparations by The Republic for opening negotiations in specific areas. For the purposes of screening and subsequent negotiations, the acquis will be broken down into 35 chapters, each covering a specific policy area. The screening process started with the “Science and Research” chapter on October 20, 2005 and finalized on October 13, 2006. In addition, the process of exchanging negotiation documentation has begun on the “Education and Culture” chapter. Negotiations on the “Science and Research” chapter (Chapter 25) were opened, and closed provisionally on June 12, 2006. The negotiations on Chapter 25 were opened and closed “provisionally” because the final closing will take place after the end of the negotiations of all chapters. In other words, The Republic has fulfilled the alignment to the EU acquis under Chapter 25, however if any new acquis is adopted by the time The Republic finishes its negotiations on the other chapters’, The Republic will need to adopt that new legislation as well. On November 9, 2005, the European Commission released the 2005 Progress Report on The Republic, which contains a detailed analysis of The Republic’s progress in preparing for membership. Among its conclusions, it notes that political transition is ongoing in The Republic and The Republic continues to sufficiently fulfill the Copenhagen political criteria. While important legislative reforms are now in force, the pace of change has slowed in 2005 and implementation of the reforms remains uneven. With respect to The Republic’s economy, the Progress Report concludes that The Republic can be regarded as a functioning market economy as long as it firmly maintains its recent stabilization and reform achievements. With respect to The Republic’s ability to adopt and implement the EU legal order, the Progress Report notes that there has been some, though uneven, progress since 2004. A further progress report is expected to be released on or about November 8, 2006, containing an updated assessment of The Republic’s preparations for EU membership, including various issues which have been raised and discussed in public debate within the EU and The Republic recently.
      On June 13, 2005, the EU Ministers of Foreign Affairs approved a protocol extending The Republic’s Customs Union to ten new member states (“Member States”) of the EU. The signing of this protocol was one of the preconditions for the commencement of accession negotiations. On July 29, 2005 the Government signed the protocol and released a unilateral declaration stating that execution, ratification and implementation of this protocol does not constitute a recognition of the Republic of Cyprus referred to in the protocol, nor does it prejudice The Republic’s rights and obligations under the Treaty of Guarantee, the Treaty of Alliance, and the Treaty of Establishment of 1960. In response, a declaration by the European Community and its Member States acknowledged The Republic’s execution of the protocol in accordance with the conclusions of the European Council and expressed regret that The Republic had made the unilateral declaration regarding Cyprus. The Commission is continuing to encourage The Republic to remove the various restrictions on its relations with the Republic of Cyprus, particularly those linked to the full implementation of the EU—The Republic customs union.
      In September 2003, the United States and The Republic agreed upon the terms of up to $1.0 billion in grants for The Republic, which could be used to support up to $8.5 billion in direct loans or loan guarantees. On March 24, 2005, The Republic announced that it did not intend to make use of the loan package for the 2005-2007 period.

DESCRIPTION OF THE NOTES
     The notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.
     The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of notes with the SEC and at the office of the fiscal agent in New York City.
General Terms of the Notes
     The notes:
•	will be issued in an aggregate principal amount of $1,250,000,000.

•	will mature at par on February 5, 2025.

•	will bear interest at 7.375% from August 5, 2006.

•	will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on February 5 and August 5 of each year, commencing on February 5, 2007, to be paid to the person in whose name the note is registered at the close of business on the preceding January 22 or July 22.

•	the yield of the notes will be 7.398%.

•	will be fully fungible with, rank equally with, and form a single issue and series with, our $2,000,000,000 7.375% Notes due 2025, which were issued on January 24, 2005.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•	upon issuance, will be direct, unconditional and general obligations of the Republic and will rank equally with our other external debt denominated in currencies other than Turkish Lira which is (i) payable to a person or entity not resident in Turkey and (ii) not owing to a Turkish citizen. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.
     The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend certain key terms of the notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding notes. Additionally, if an event of default has occurred and is continuing, the notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding notes. Those provisions are described in the sections entitled “— Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.
Payments of Principal and Interest
     The Republic will make payments of principal and interest on the notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the notes. The Republic expects that holders of the notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.
Default; Acceleration of Maturity
     Any of the following events will be an event of default with respect to the notes:
     (a) the Republic fails to pay, when due, principal of, or interest on, the notes and such failure continues for a period of 30 days; or
     (b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in New York City; or
     (c) any other present or future external indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than US$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of external indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such external indebtedness) or, as the case may be, within any applicable grace period; or
     (d) the Republic ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or
     (e) the Republic announces its inability to pay its debts as they mature; or
     (f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.
     If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.
     Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent
     The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.
Paying Agents; Transfer Agents; Registrar
     The Republic has initially appointed JPMorgan Chase Bank, N.A. as paying agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, transfer agents and registrars. The Republic, however, will at all times maintain:
•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.
     In addition, so long as notes are listed on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Kredietbank S.A. Luxembourgeoise to serve as its paying agent in Luxembourg.
     The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.
Regarding the Fiscal Agent and Paying Agent
     The Fiscal Agent and Paying Agent under the Fiscal Agency Agreement is JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A., has advised us that its parent, JPMorgan Chase &Co. (“JPMorgan”) has entered into an agreement with The Bank of New York Company (“BNY”) pursuant to which JPMorgan intends to exchange portions of JPMorgan Chase Bank N.A.’s corporate trust business, including sovereign, corporate, and municipal agencies, for the consumer, small business and middle market banking business of BNY’s subsidiary, The Bank of New York. JPMorgan Chase Bank, N.A. has further advised us that this exchange transaction has been approved by both companies’ boards of directors, is subject to regulatory approvals, and is expected to close in the late third quarter or fourth quarter of 2006. Upon closing of the exchange transaction, JPMorgan Chase Bank, N.A. anticipates that The Bank of New York would succeed it as Fiscal Agent and Paying Agent under this Fiscal Agency Agreement.
Definitive Notes
     The Republic will issue notes in definitive form only if DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.
     Payments will be made on any definitive notes at the global trust services office of the fiscal agent in New York City or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.
     The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.
Notices
     Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.
     If and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Republic will also publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg. The Republic expects that it will initially make such publication in the d’Wort. Notices can also be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

     The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.
Further Issues of the Notes
     From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the notes have as of the date of issuance of such additional debt securities. The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.
Amendments and Waivers
     The Republic, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the notes with:
•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding notes.
     However, the holders of not less than 75% in aggregate principal amount of the outstanding notes, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the notes that would:
•	change the due date for the payment of the principal of, or any installment of interest on, the notes;

•	reduce the principal amount of the notes;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the notes;

•	reduce the interest rate of the notes;

•	change the currency in which any amount in respect of the notes is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which the Republic is not permitted to redeem the notes if, prior to such action, the Republic is not permitted to do so;

•	change the Republic’s obligation to pay any additional amounts under the notes;

•	change the definition of “outstanding” with respect to the notes;

•	change the governing law provision of the notes;

•	change the Republic’s appointment of an agent for the service of process in the United States or the Republic’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the notes;

•	change the status of the notes, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the notes, amend any event of default under the notes; or

•	reduce the proportion of the principal amount of the notes that is required:
•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the notes; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.
     We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the notes, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.
     If both the Republic and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the notes for the purpose of:
•	adding to the covenants of the Republic for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon the Republic;

•	securing the notes pursuant to the requirements of the notes or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the notes; or

•	amending the fiscal agency agreement or the notes in any manner which the Republic and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of notes.
     Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the notes.
     For purposes of determining whether the required percentage of holders of notes is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the notes or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, notes owned, directly or indirectly, by or on behalf of the Republic or any public sector instrumentality of the Republic will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only notes that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of the Republic of Turkey, any department, ministry or agency of the federal government of the Republic or any corporation, trust, financial institution or other entity owned or controlled by the federal government of the Republic or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.
     Please refer to the section entitled “Meetings and Amendments” in the prospectus for information on the procedures for convening and conducting meetings of the holders of the notes.

Governing Law
     The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.
Purchase of Notes by the Republic
     The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information
     1. The Republic has full power and authority to issue securities, such as the notes, outside Turkey for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).
     2. The Republic has applied to list and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules.
     3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (Common Code: 021066737; ISIN No.: US900123AW05; CUSIP No.: 900123AW0). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B — 1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.
     4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.
     5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Turkey in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).
     6. The address of the Republic is: The Undersecretariat of Treasury of the Republic Prime Ministry, Ismet Inonu Bulvari, No. 36, 06510 Emek, Ankara, Turkey. The telephone number is: +90 312 212 8887.
     7. Save as disclosed in this prospectus supplement and accompanying prospectus, since December 31, 2005 there have been no significant changes relating to public finance and trade.
     8. The Republic has not been involved in any governmental, legal or arbitration proceedings during the last 12 months which may have, or have had in the recent past, significant, material effects on its financial position, nor so far as the Republic is aware are any such proceedings pending or threatened.
     9. Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.
          According to Article 82.1 of the Execution and Bankruptcy Law of Turkey (Law No. 2004) published in The Official Gazzette (No. 2128) on June 19, 1932, assets and properties of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities. See “Debt Securities—Governing Law and Consent to Service” in the accompanying prospectus.
     10. Long-term debt of the Republic is currently rated BB– (Stable Outlook) by Standard and Poor’s and Ba3 (Stable Outlook) by Moody’s.
     11. The information contained in the Annual Report of the Republic on the Form 18-K for the fiscal year ended December 31, 2005 filed with the SEC on September 29, 2006, which contains the economic, financial and statistical information for fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001 shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

     12. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg:
(a)	the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years; and

(b)	the amendment to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC; and

(c)	copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes.
     The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT
     The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.
Introduction
The Depository Trust Company
     DTC is:
•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.
     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.
     According to DTC, the foregoing information about DTC has been provided to us for informational purposes only and is not a representation, warranty or contract modification of any kind.
Euroclear and Clearstream Banking Luxembourg
     Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.
Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg
     The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.
     These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.
     The Republic and the fiscal agent generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the registered holders, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.
     DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.
     The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.
     The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.
Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg
Trading Between DTC Purchasers and Sellers
     DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.
Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants
     Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.
Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser
     When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to

Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.
     Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.
     As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.
     Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.
Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser
     Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.
     If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.
     Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:
     (a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;
     (b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or
     (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION
United States
IRS Circular 230 Disclosure
To ensure compliance with requirements imposed by the United States Internal Revenue Service (the “IRS”), we inform you that this prospectus supplement is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of this transaction. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.
     The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you (i) hold notes as capital assets (generally, assets held for investment), (ii) were the initial purchaser of those notes, and (iii) acquired the notes at their issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:
•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.
     Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that are not covered in this discussion.
     This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of notes.
U.S. Holders
     This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are:
•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source;

•	a trust if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S.

Person”) have authority to control all your substantial decisions, or a trust that has made a valid election under U.S. Treasury Regulations to be treated as a domestic trust; or
•	a partnership, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.
     Payments of Interest. Payments of interest, including additional amounts, if any, on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you receive them.
     For purposes of the foreign tax credit provisions of the Code, interest paid on notes generally will constitute foreign source income and will be categorized as “passive income” (or, in certain cases, as “financial services income”) for taxable years ending on or before December 31, 2006, and as “passive category income” (or, in certain cases, as “general category income”) for taxable years beginning after December 31, 2006.
      Treatment of Premium. If the issue price of the notes is greater than their principal amount, you will be considered to have purchased the note at a premium. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the Internal Revenue Service’s consent to a change.
     If you do not make the election to amortize premium on a note and you hold the note to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.
     Pre-issuance Interest. The notes will be issued with pre-issuance accrued interest. You may treat the notes, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the notes.
     Purchase, Sale and Retirement of Notes. If you sell or otherwise dispose of a note, you generally will be required to report a capital gain or loss equal to the difference between your “amount realized” and your “tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as interest). Your “tax basis” in the note will equal the amount that you paid for the note, decreased (but not below zero) by any amortized premium (as described above) and by any cash payments of principal that you have received with respect to the note.
     Gain or loss from the sale or other disposition of a note generally will be long-term capital gain or loss if, at the time you sell or dispose of the note, you have held the note for more than one year. The gain or loss will be short-term capital gain or loss if you held the note for one year or less. If you are not a corporation, you will generally pay less U.S. federal income tax on long-term capital gain than on short-term capital gain. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.
Non-U.S. Holders
     This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note that is not a “U.S. Holder” as defined above. You will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you will generally be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.
     You will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a note if:
•	that gain is not effectively connected for tax purposes to any U.S. trade or business you are engaged in; and

•	if you are an individual, you (A) are not in the United States for 183 days or more in the taxable year in which you sell the note or (B) do not have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the note and the gain is not attributable to any office or other fixed place of business that you maintain in the United States.
Backup Withholding and Information Reporting
     In general, if you are not a corporation or otherwise exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. “Backup withholding” will apply to such payments of principal and interest if you fail to provide an accurate taxpayer identification number, if you fail to certify that you are not subject to backup withholding, if you fail to report all interest and dividend income required to be shown on your federal income tax returns or if you fail to demonstrate your eligibility for an exemption.
     If you are a Non-U.S. Holder, you are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a note through a foreign partnership, these certification procedures would generally be applied to you as a partner.
     If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a “U.S. Controlled Person,” as defined below. A U.S. Controlled Person is:
•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

     Any amounts withheld under the backup withholding rules from a payment to you will generally be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the Internal Revenue Service.
The Republic of Turkey
     According to Articles 22.2 and Temporary Article 1.3 of the Corporation Tax Law (Law No. 5520) and Temporary Article 67.1 of the Income Tax Law (Law No. 193) (as amended) any capital gain realized from the sale of the Notes and interest received under the Notes by the limited tax liability persons (non-resident individuals and legal entities) are exempt from any Turkish tax including withholding tax. In addition, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are exempt from Turkish stamp tax and, according to Section IV.24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.
     Residents of The Republic and persons otherwise subject to Turkish taxation and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.
EU Directive on Taxation of Savings Income
     Under EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Tax Directive”), each Member State of the European Union is required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.
     Also with effect from July 1, 2005, a number of non-EU countries and certain dependent or associated territories of certain Member States, have agreed to adopt measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.
Grand Duchy of Luxembourg
Withholding Tax
     All payments of interest and principal by the Republic under the notes can be made free and clear of any withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein, in accordance with applicable Luxembourg laws and administrative practice, subject however to the application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive (see section “EU Directive on Taxation of Savings Income” above), which may be applicable in the event of the Republic appointing a paying agent in Luxembourg within the meaning of the above-mentioned Directive. Responsibility for the withholding of tax in application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive is assumed by the paying agent and not by the Republic.
In addition, with regards to Luxembourg resident individuals, the Luxembourg government recently introduced a 10% final withholding tax on savings interest starting with the year 2006.

UNDERWRITING
     We and the underwriters have entered into an underwriting agreement, dated as of October 19, 2006, relating to the offering and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of notes that appears opposite the name of such underwriter in the table below:

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$625,000,000
J.P. Morgan Securities Inc.	$625,000,000

Total	$1,250,000,000

     The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.
     The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus an underwriting discount of up to .10% of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms.
     In the underwriting agreement, we have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
     Application is being made to list and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.
     The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.
     The underwriters have specifically agreed to act as follows in each of the following places:
     European Economic Area: In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:
(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; and/or

(b)	to investors who acquire notes for a total consideration of at least $100,000 per investor, for each separate offer; and/or

(c)	in any other circumstances which do not require the publication by the Republic of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of this provision, the expression an ‘‘offer of notes to the public’’ in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     United Kingdom: Each of the underwriters has confirmed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
     Italy: The offering of the notes has not been and will not be registered pursuant to the Italian securities legislation and, accordingly, each of the underwriters has represented that it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in a solicitation to the public, and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations. In any case, the notes will not be sold, either in the primary or in the secondary market, to individuals residing in the Republic of Italy.
     Each of the underwriters has represented that it will not offer, sell or deliver any notes or distribute copies of the prospectus supplement and accompanying prospectus or any other document relating to the notes in the Republic of Italy except to “Professional investors” (“operatori professionali”), as defined in Article 31.2 of CONSOB Regulation No. 11522 of 1 July 1998 (“Regulation No. 11522”), as amended, pursuant to Articles 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”), or in any other circumstances where an express exemption from compliance with the solicitation restrictions provide by Decree No. 58 or CONSOB Regulation No. 11971 of 14 May 1999, as amended, applies, provided however, that any such offer, sale or delivery of notes or distribution of copies of the prospectus supplement and accompanying prospectus or any other document relating to the notes in the Republic of Italy must be:
•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (“Decree No. 385), Decree No. 58, Regulation No. 11522 and any other applicable laws and regulations:

•	in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy (“Istruzioni di vigilanza della Banca d’Italia”), pursuant to which the issue, offer or placement of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption, depending, inter alia on the aggregate amount of the securities issued, offered or placed in Italy and their characteristics, applied; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
     In connection with this offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
     The underwriters are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.
     Delivery of the notes will be made against payment therefor on or about the ninth New York business day following the date of pricing the notes (such settlement being referred to as “T+9”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+9, to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.
     In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may engage in the future, in investment and commercial banking transactions with us.

LEGAL MATTERS
     Certain legal matters will be passed upon for the Republic by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. The validity of the notes will be passed upon for the Republic by Arnold & Porter LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance Limited Liability Partnership, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the First Legal Advisor, and for the underwriters by Pekin & Pekin, Istanbul, Turkey. In rendering their opinions, Arnold & Porter LLP will rely as to all matters of Turkish law upon the First Legal Advisor and Clifford Chance Limited Liability Partnership will rely as to all matters of Turkish law upon Pekin & Pekin.

INCORPORATION BY REFERENCE
     The table below sets out the page references containing the information incorporated by reference from the Annual Report on the Form 18-K for the Republic (for the purposes of this section, the “Issuer”) for the fiscal year ended December 31, 2005 filed with the SEC on September 29, 2006, which contains the economic, financial and statistical information for fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2005

The Issuer’s position within the governmental framework	“Description of the Republic — Government Organization and Political Background” on pages 14 to 17 of Exhibit D

Geographic location and legal form of the Issuer	“Description of the Republic” and “ — Location, Area and Topography “ on page 13 to 14 of Exhibit D

Structure of the Issuer’s economy	“Economy” on pages 24 to 51 of Exhibit D

Gross domestic product	“Economy — Gross Domestic Product” on pages 26 and 27 of Exhibit D

Turkey’s political system and government	“Description of the Republic — Government Organization and Political Background” on pages 14 to 17 of Exhibit D

Tax and budgetary systems of the Issuer	“Public Finance — Taxation” and “ — Recent Developments in Tax Policy” on pages 93 to 98 of Exhibit D and “Public Finance — Consolidated Central Government Budget” on pages 87 to 93 of Exhibit D

Gross public debt of the Issuer	“Debt” on pages 107 to 123 of Exhibit D

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages 52 to 64 of Exhibit D

Foreign exchange reserves	“Foreign Trade and Balance of Payments — International Reserves” on page 64 of Exhibit D

Income and expenditure figures	“Public Finance — Consolidated Central Government Budget” on page 92 to 93 of Exhibit D
     Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purpose only.
     The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

PROSPECTUS
THE REPUBLIC OF TURKEY
$8,182,000,000
Debt Securities
     The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $8,182,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.
     Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.
     Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is August 10, 2006.

WHERE YOU CAN FIND MORE INFORMATION
     Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (SEC). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.
     The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:
•	Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 (File Number 033-37817 ) ; and

•	all amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2004 filed prior to the date of this prospectus (File Number 033-37817).
     Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.
     You may request a free copy of these filings by writing to Turkey’s Economic Counselor at the following address:
Turkish Embassy
Office of the Economic Counselor
2525 Massachusetts Avenue, N.W.
Washington, D.C. 20008
Attn: Deputy Economic Counselor
(202) 612-6790
DATA DISSEMINATION
     Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=TUR. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.
USE OF PROCEEDS
     Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.
DEBT SECURITIES
     Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.
     In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.
General
     The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:
•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

•	any other terms of the debt securities.
     If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.
Status of the Debt Securities
     The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.
     The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.
Form of Debt Securities
     Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:
•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.
     Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment
     Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date; provided, however, that unless otherwise specified in the prospectus supplement, payments of interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses.
     If any date in which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to be closed.
     The register of holders of debt securities will be kept at the New York office of the fiscal agent.
     Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.
     Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.
Negative Pledge
     Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities at the same time share pari passu and pro rata in such security.
Definitions
     “Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.
     “External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; and (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person.
     “Foreign Currency” means any currency other than the lawful currency of Turkey.
     “Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase action for the purpose goods or services or supply funds or take any other of providing for the payment or purchase of such External Indebtedness (in whole or in part).

     “International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.
     “Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.
     “Permitted Lien” means
     (1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;
     (2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;
     (3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;
     (4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;
     (5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;
     (6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;
     (7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;
     (8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i)

assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;
     (9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;
     (10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and
     (11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).
     “Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.
     “Project Financing” mean any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.
     “Turkish Person” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.
Default
     Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:
     (a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or
     (b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or
     (c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or
     (d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or
     (e) Turkey announces its inability to pay its debts as they mature; or

     (f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.
Acceleration of Maturity
     The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.
     If one or more of the events described above occurs with respect to a particular series of debt securities, each holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable. Holders of debt securities may exercise these rights only by providing a written demand to Turkey and the fiscal agent at a time when the event of default is continuing unless prior to the receipt of that demand by the fiscal agent all defaults have been cured.
     No periodic evidence is required to be furnished by Turkey as to the absence of defaults.
Redemption and Repurchase
     Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.
     Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.
Meetings and Amendments
     General. A meeting of holders of debt securities of any series may be called at any time:
•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.
     Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.
     For the purpose of this prospectus, “outstanding debt securities” does not include:
•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “Collective Action Securities – Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.
     Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.
     Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.
     At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.
     Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:
•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.
     Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities — Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with:
•	the affirmative vote, in person or (in the case of registered owners of the debt securities of that series) by proxy, of the holders of at least 66-2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting (or any other percentage as may be set forth in the text of the debt securities of that series); or

•	the written consent of the holders of 66-2/3% in aggregate principal amount of the outstanding debt securities of a series (or any other percentage as may be set forth in the text of the debt securities of that series),
(i) Turkey and the fiscal agent may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement in any way and (ii) the holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of such series.
     The written consent or affirmative vote of the holders of 100% in aggregate principal amount of each debt security of an affected series is required to:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	reduce the premium payable, if any, upon the redemption of any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or change the place at which payment with respect the debt securities of that series is to be paid from the Borough of Manhattan, The City of New York;

•	shorten the period, if any, during which Turkey is not permitted to redeem the debt securities of that series;

•	reduce the proportion of the principal amount of the debt securities of that series that is required:
•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or
•	change the obligation of Turkey to pay additional amounts.
     Turkey and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:
•	adding to the covenants of Turkey for the benefit of the holders of the debt securities;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine which does not adversely affect the interest of any holder of debt securities of that series.
     Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.
Payment of Additional Amounts
     All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:
•	to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•	presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.
     The term “Relevant Date” in respect of any debt security means whichever is the later of:
•	the date on which payment in respect of the debt security first becomes due and payable; or

•	if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.
Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.
     Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.
Global Securities
     The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.
     Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:
•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

     In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:
•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.
     The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:
•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.
In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.
     Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.
     When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.
     The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.
Governing Law and Consent to Service

     Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.
     Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Turkey. Turkey will appoint the Economic Counselor of the Republic, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.
     The Economic Counselor is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.
     Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.
COLLECTIVE ACTION SECURITIES
     Turkey may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:
Acceleration of Maturity
     If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.
     Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.
     Amendments and Waivers
     Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:
•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.
     However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:
•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Turkey’s appointment of an agent for service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.
     Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.
     If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:
•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.
     Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.
     For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.
     Except as specifically set forth herein, the other terms set forth under “Debt Securities—Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.
Further Issues of Debt Securities of a Series
     From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.
PLAN OF DISTRIBUTION
     Turkey may sell any combination of the debt securities in any of three ways:
•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.
     Each prospectus supplement will set forth:
•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
     The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.
     Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters.
     Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.
     In compliance with National Association of Securities Dealers guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

     Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.
     Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.
     Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States. When Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:
•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
     Each of these underwriters or dealers will agree:
•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.
DEBT RECORD
     Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988. In 1978, 1979, and 1980, Turkey rescheduled an aggregate amount of approximately $3.95 billion of its external debt consisting of commercial and government credits, which represented 20.6% of Turkey’s total outstanding external debt at that time. Turkey initiated the rescheduling to avoid a possible default under its external debt. Since that rescheduling, Turkey has always paid, when due, the full amount of principal and interest on its direct and indirect external debt. Turkey completed all payments under the rescheduling in July 1992.
VALIDITY OF THE SECURITIES
     The validity of the debt securities will be passed upon for Turkey by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

     As to all matters of Turkish law, Arnold & Porter LLP may rely on the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey. As to all matters of United States law, the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey and are made upon his or her authority.
OFFICIAL STATEMENTS
     The information set forth herein and in the documents incorporated by reference has been reviewed by Memduh Aslan AKCAY, Director General of Foreign Economic Relations, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.
AUTHORIZED AGENT
     The authorized agent of Turkey in the United States of America is the Consulate General of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Economic Counselor, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC
The Undersecretariat of Treasury of
The Republic Prime Ministry
Ismet Inonu Bulvari
06510 Emek
Ankara
FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
JPMorgan Chase Bank, N.A.
4 New York Plaza — 15th Floor
New York, NY 10004
LEGAL ADVISERS TO THE REPUBLIC

As to United States Law Arnold & Porter LLP 399 Park Avenue New York, New York 10022-4690	As to Turkish Law The First Legal Adviser to Undersecretariat of Treasury Ismet Inonu Bulvari 06510 Emek Ankara
LEGAL ADVISERS TO THE UNDERWRITERS

As to United States Law Clifford Chance Limited Liability Partnership 10 Upper Bank Street London E14 5JJ United Kingdom	As to Turkish Law PEKIN & PEKIN Lamartine Caddesi 10 34437 Taksim Istanbul
LISTING AGENT AND PAYING AGENT IN LUXEMBOURG

Kredietbank S.A. Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg

$1,250,000,000
TÜRKİYE CUMHURİYETİ
(THE REPUBLIC OF TURKEY)
7.375% NOTES DUE FEBRUARY 5, 2025

prospectus supplement

JPMorgan	Merrill Lynch & Co.
October 19, 2006